Exhibit (a)(6)

DWS TARGET FUND

Amended and Restated Establishment and Designation of Series and
Classes of Shares of Beneficial Interest, Without Par Value

WHEREAS, the Trustees of DWS Target Fund (the “Trust”), acting pursuant to the Trust’s Amended and Restated Declaration of Trust (the “Declaration”), dated June 24, 2008, as amended, had previously established and designated one or more series of shares of beneficial interest in the Trust (each, a “Series” composed of “Shares”) pursuant to one or more designations of series (the “Prior Series Designations”) and had previously established and designated one or more classes of Shares (each, a “Class”) for some or all of the Series pursuant to one or more designations of classes (the “Prior Class Designations,” such Prior Series Designations and Prior Class Designations referred to herein collectively as the “Prior Designations”); and

WHEREAS, the Trustees of the Trust, effective August 15, 2011, amended and restated the Trust’s Prior Designations, the terms of the amended and restated designation to supersede any terms set forth in the Prior Designations; and

WHEREAS, pursuant to Article VIII, Section 8.2, of the Declaration, the Trustees, at a meeting held on November 18, 2011, authorized the termination of the Series of Shares designated as “DWS Target 2012 Fund,” effective on February 15, 2012.

NOW THEREFORE, pursuant to Article V, Section 5.12 and Article VIII, Section 8.3 of the Declaration, the Trustees of the Trust, effective on February 15, 2012, hereby amend and restate the Trust’s Prior Designations, the terms of which to supersede any terms set forth in the Prior Designations:

1.           The following Series of Shares are established and designated, the Shares, without par value, of such Series to be subject to the terms of, and entitled to all the rights and preferences accorded to Shares of a Series under the Declaration and this amended and restated designation:

DWS Target 2013 Fund

DWS Target 2014 Fund

2.           The designation of the Series hereby shall not impair the power of the Trustees from time to time to designate additional Series and Classes of Shares of the Trust.

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IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this instrument as of this 11th day of January 2012.

/s/John W. Ballantine	/s/Henry P. Becton, Jr.
John W. Ballantine, Trustee	Henry P. Becton, Jr., Trustee
/s/Dawn-Marie Driscoll,	/s/Keith R. Fox
Dawn-Marie Driscoll, Trustee	Keith R. Fox, Trustee
/s/Paul K. Freeman	/s/Kenneth C. Froewiss
Paul K. Freeman, Trustee	Kenneth C. Froewiss, Trustee
/s/Richard J. Herring	/s/William McClayton
Richard J. Herring, Trustee	William McClayton, Trustee
/s/Rebecca W. Rimel	/s/William N. Searcy, Jr.
Rebecca W. Rimel, Trustee	William N. Searcy, Jr., Trustee
/s/Jean Gleason Stromberg	/s/Robert H. Wadsworth
Jean Gleason Stromberg, Trustee	Robert H. Wadsworth, Trustee